Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CONSULTING AGREEMENT (this “Amendment”), effective as of October 28, 2022, by and between CRM Mutual Fund Trust, a statutory trust organized under the laws of the state of Delaware (the "Trust”), and Northern Lights Compliance Services, LLC, a Nebraska limited liability company ("NLCS").

WHEREAS, the Trust and NLCS are parties to that certain Amended and Restated Consulting Agreement effective October 28, 2021, amended and restated December 10, 2021, by and between the Trust and NLCS (the "Consulting Agreement").

WHEREAS, the parties desire to amend the Consulting Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Schedule A hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Consulting Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

CRM MUTUAL FUND TRUST By: /s/ Ronald H. McGlynn Name: Ronald H. McGlynn Title: President	Northern Lights Compliance Services, LLC By: /s/ Brian Privor Name: Brian Privor Title: President